MOORE STEPHENS ELLIS FOSTER LTD.
CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 7, 2004 in Form S-1 and the related Prospectus of MIV Therapeutics, Inc. and subsidiaries (the "Company") for the registration of up to 27,010,000 shares of the Company's common stock.

Vancouver, Canada
February 29, 2008

/s/ "Moore Stephens Ellis Foster Ltd."
Chartered Accountants